As filed with the Securities and Exchange Commission on April 9, 2014
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-172742)

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

Camelot Information Systems Inc.
(Exact name of registrant as specified in its charter)
_______________
British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Beijing Publishing House
A6 North Third Ring Road
Xicheng District, Beijing 100120
The People’s Republic of China
Tel: +(86-10) 5810-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________
Amended and Restated 2006 Equity Incentive Plan
(Full title of the plan)
_______________
CT Corporation System
111 Eighth Avenue
New York, NY10011
Tel: +1 (212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Franklin King
Interim Chief Financial Officer
Beijing Publishing House, A6 North Third Ring Road
Xicheng District, Beijing 100120
The People’s Republic of China
Tel: +86-10-82019000
Fax: +86-10-82019100
Email: investors@camelotchina.com
Gregory G. H. Miao Skadden, Arps, Slate, Meagher & Flom LLP Plaza 66, Tower 1, 36th Floor 1266 Nanjing West Road Shanghai 200040 China Tel: +(852) 3740-4700	Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, Tower 2 China World Trade Center No. 1, Jian Guo Men Wai Avenue Beijing 100004 China Tel: +(8610) 6535-5599

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-172742) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Camelot Information Systems Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), and became effective upon filing on March 11, 2011. Under the Registration Statement, a total of 23,498,012 ordinary shares of the Company, with no par value per share (the “Shares”) were registered for issuance upon exercise of options granted or to be granted pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued Shares previously registered under the Registration Statement and issuable under the Plan.

On March 28, 2014, pursuant to an agreement and plan of merger, dated September 18, 2013, by and among the Company, Camelot Employee Scheme Inc. (“Parent”), Camelot Employee SubMerger INC., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent. Upon the completion of the Merger, the Company became a privately held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 9, 2014.

Camelot Information Systems Inc.

By:	/s/ Yiming MA
Name:	Yiming MA
Title:	Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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